Exhibit 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT BONUS PLAN

FOR SCHNITZER STEEL INDUSTRIES, INC.

AND AFFILIATED EMPLOYERS

Amended and Restated

Effective January 1, 2009

INTRODUCTION

The principal objective of the Supplemental Executive Retirement Bonus Plan is to ensure the payment of a competitive level of retirement income in order to attract, retain, and motivate selected executives. The Plan is designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above. Eligibility for participation in the Plan shall be limited to executives selected by the Board of Directors of the participating Employer. Each Employer shall be individually and solely responsible for benefits accrued under this Plan by its executives who are Participants in this Plan.

The Plan document, as restated effective January 1, 2000 and amended effective January 1, 2002, has been amended and restated effective January 1, 2009 in order to comply with Section 409A of the Internal Revenue Code (“Code”) and related final Treasury Regulations issued in 2007. The Plan is intended to comply with Code Section 409A and shall be interpreted accordingly. For example, for purposes of determining when a Participant’s employment terminates, employment does not terminate until “separation from service” within the meaning of Code Section 409A and related regulations. The Plan operated in good faith compliance with Code Section 409A beginning January 1, 2005, notwithstanding any written terms in effect prior to January 1, 2008.

ARTICLE 1

DEFINITIONS

1.1

Accrued Benefit with respect to a Participant, as of any calculation date, means an annual pension amount equal to the excess, if any, of the Participant’s Target Benefit over the sum of the Qualified Plan Benefit Offset and the Social Security Benefit Offset, all determined as of the calculation date, and expressed as annual pension amounts. The calculation date is the date of the first payment of the benefit to the Participant. The Board may, in its discretion at any time before a Participant attains age 60, determine that the Participant’s Accrued Benefit in excess of the Participant’s Accrued Benefit calculated as of the first day of the first month after the date the Participant attains age 60, shall be disregarded.

1.2

Actuarial Equivalent, as of any calculation date, means equal in present value based on an interest rate assumption equal to the 30-year U.S. TCM rate (as published in the Federal Reserve Statistical Bulletin) for the month of December preceding the year of the calculation date and the 1993 Group Annuity Unisex Mortality Table.

1.3	Administrative Committee means the Administrative Committee appointed by the Board which has been given authority by the Board to administer this Plan.

1.4	Adjusted Bonus means the lesser of bonus paid, or 25% of salary during the period for which the bonus was earned.

1.5	Board shall mean the Board of Directors of Schnitzer Steel Industries, Inc.

1.6	Change in Control. A change in control shall occur if:

a)

Any “person” or “group” (within the meaning of Section 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in the Rule 13-d under the Act) of more than 20 percent of the then outstanding voting stock or partnership interests of the Employer, or in the case of a limited partnership, in the outstanding voting stock of the General Partner of the Employer, otherwise than through a transaction arranged by, or consummated with the prior approval of, the Board of Directors of the Employer, or in the case of a limited partnership, the Board of Directors of the General Partner (the Employer, Board); or

b)

During any period of two consecutive years, individuals who at the beginning of such period constitute the Employer Board (and any new director whose election by the Employer Board or whose nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

1.7	Company shall mean Schnitzer Steel Industries, Inc. or successors and any participating affiliated company as determined by the Board.

1.8

Credited Service as of a calculation date shall mean the completed years and months of service as of such date not interrupted by a break in employment, other than a leave of absence approved in advance by the board of directors of the participating Employer. A participant cannot earn more than one year of Credited Service within a 12-month period. Credited Service for employment prior to a Participant’s Entry Date shall be proportionately reduced to the extent that the ratio of his Credited Service after Entry Date divided by the number of years between Entry Date and His Normal Retirement Date is less than one. The reduction described in the preceding sentence shall not apply however in the case of a Participant whose termination is on account of his own death.

1.9

Earnings shall mean all employee cash compensation from an Employer, including salary and Adjusted Bonus. Voluntary salary reductions under Sections 125, 132, and 401(k) of the Code shall be included in Earnings. Adjusted Bonus shall be considered Earnings in the year earned. Adjusted bonuses payable for fiscal years ending within a calendar year shall be considered to be earned ratably over the 12 months of that calendar year.

1.10

Employer shall mean the Company, any affiliated company, and any non-affiliated company that adopts this Plan by designating an Employee as a Participant pursuant to Paragraph 1.14. For purposes of determining when a Participant has terminated employment with an Employer, “Employer” means all persons with whom the Employer would be considered a single employer under Code Section 414(b) or Code Section 414(c) except that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and Treasury Regulation Section 1.414(c)-2.

1.11	Entry Date shall mean the date set forth in The Board of Directors action designating an employee as a Participant in accordance with Paragraph 1.14.

1.12	Final Average Earnings shall mean the arithmetic average of the Participant’s Earnings in the five consecutive highest-Earnings calendar years.

1.13	Normal Retirement Date means the date a Participant attains age 60.

1.14

Participant means an employee of an Employer designated as a Participant by the Board of Directors of an Employer. An employee shall become a Participant in the Plan as of the date he or she is individually selected by that Board of Directors. The designated employees are identified in Appendix I, as amended from time to time. Participants who have not been paid in full are also identified in Appendix I.

1.15	Plan means the Supplemental Executive Retirement Bonus Plan for Schnitzer Steel Industries, Inc. and Affiliated Employers.

1.16	Plan Year shall mean the calendar year.

1.17

Qualified Plans shall mean the Pension Retirement Plan for Employees of Schnitzer Steel Industries, Inc. and Affiliated Employers, the Schnitzer Steel Industries, Inc. Retirement Plan (the “Retirement Plan,” formerly known as the Salary Deferral Retirement Plan for Employees of Schnitzer Steel Industries, Inc. and Affiliated Employers), the Supplemental Retirement Plan (now included in the Retirement Plan), the Cascade Steel Rolling Mills, Inc. Employees Retirement Plan, the Salary Deferral Plan for Cascade Steel Rolling Mills, Inc. and Affiliated Employers, and any other plan of deferred compensation maintained by an Employer in accordance with Code Section 401(a).

1.18

Qualified Plan Benefit Offset with respect to a Participant as of any date means the annual annuity benefit payable in monthly installments and commencing the first day of the first calendar month after his Normal Retirement Date (or age at calculation date if greater) that is actuarially equivalent to the value of all employer-provided benefits accrued by such Participant under the Qualified Plans. Benefits attributable to an employee’s after-tax contributions or elective deferrals under Code Section 401(k) shall not be included in employer-provided benefits. Employer-provided benefits shall include matching contributions under Code Section 401(m) for each year of participation in matching contributions in the maximum amount permitted by law and plan terms without regard for the actual amount of matching contribution for the Participant for the year. However, no earnings will be imputed on the difference between the maximum amount and the actual amount. Contributions covered by Code Section 402A are elective deferrals under Code Section 401(k) and not employee after-tax contributions.

1.19

Social Security Benefit Offset with respect to a Participant as of any calculation date means the annual projected Social Security Benefit payable at age 65 (or age at calculation date if greater) assuming maximum wages subject to old-age, survivors and disability tax under Code section 3101(a) (“Social Security wages”) in prior years and no Social Security wages in future years.

1.20	Target Benefit with respect to a Participant as of any calculation date shall mean the lesser of a) and b) below:

a)	2.6% of Final Average Earnings multiplied by the Participant’s years of Credited Service, up to a maximum of 65% of Final Average Earnings.

b)

The Adjusted SERBP Cap, which is calculated as a dollar amount multiplied by a fraction, the numerator of which is the Participants Credited Service and the denominator of which is the greater of the numerator or 25 years.

(i)	The dollar amount for 1994 is $159,194.

(ii)

The dollar amount for any year after 1994 and before 2002 shall be equal to $159,194 multiplied by the ratio of the Code Section 401(a)(17) (in effect before amendment by EGTRRA) limit for that year over the Code Section 401(a)(17) limit for 1994.

(iii)

The dollar amount for any year after 2001 shall be equal to $159,194 multiplied by the ratio of the Code Section 401(a)(17) (as amended by EGTRRA) limit for that year over the Code Section 401(a)(17) limit for 1994.

1.21	Trust shall mean the trust established by the Company to hold and invest contributions made under the Plan and from which the Plan’s benefits will be distributed.

1.22	The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

ARTICLE 2

ELIGIBILITY FOR AND AMOUNT OF BENEFITS

2.1	Normal Retirement Benefit.

a)	A normal retirement benefit is the Participant’s vested Accrued Benefit.

b)

A Participant is eligible for a normal retirement benefit if the Participant’s employment with the Participant’s Employer terminates and the Participant is not entitled to a subsidized retirement benefit under 2.2.

c)	A normal retirement benefit is payable beginning the first day of the first calendar month after the later of the following:

(i)	Age 60.

(ii)	Termination of employment with the Participant’s Employer.

2.2	Subsidized Retirement Benefit.

a)

Subject to (b), a subsidized retirement benefit is the Participant’s vested Accrued Benefit, reduced by 1/3 of one percent for each full calendar month by which the first payment precedes the first day of the first calendar month following the date the Participant attains age 60.

b)

If a Participant terminates employment with the Participant’s Employer within one year after a Change in Control with respect to the Employer, the subsidized retirement benefit will be equal to the projected Accrued Benefit assuming continued employment to his Normal Retirement Date and Final Average Earnings equal to the greater of his Final Average Earnings and annualized earnings at termination. Annualized earnings shall mean the annual rate of base pay plus the most recently paid Adjusted Bonus. The Social Security Benefit Offset described in Article I will be calculated assuming payment at age 65 and zero earnings from after his Normal Retirement Date.

c)	A Participant is eligible for a subsidized early retirement benefit if the Participant has at least 10 years of Credited Service at the time of termination of employment with Participant’s Employer.

d)	A subsidized retirement benefit is payable beginning on the first day of the first calendar month after the later of the following:

(i)	Age 55.

(ii)	Termination of employment with the Participant’s Employer.

2.3

Timing of Payment. Start of payment of benefits shall be subject to 2.6(c), 2.9, and administrative delay of not more than 60 days. Payment after a delay shall include payment for matters before the actual first payment date, unadjusted for late payment, except as provided in 2.9.

2.4	Vesting.

a)	Benefits shall be vested on any of the following:

(i)	Completion of five years of Credited Service after a Participant’s Entry Date.

(ii)	Attaining age 55 with at least 10 years of Credited Service before termination of employment with an Employer.

(iii)	Attaining age 60 before termination of employment with an Employer.

b)	No benefits are payable unless they are vested.

2.5	Death Benefit.

a)

A Death Benefit is payable to the surviving spouse of a participant who dies before termination of employment with Employer but after meeting the applicable age and service requirements for a retirement benefit under the preceding sections of this Article.

b)

The spouse death benefit shall have an actuarial equivalent value equal to 50% of the vested benefit that would have been paid to the Participant had he terminated employment immediately prior to the date of death, except that the benefit shall be adjusted to include all Credited Service prior to Entry Date in accordance with Section 1.8. If the surviving spouse is more than ten years younger than the Participant, the spouse death benefit will be reduced  1/2 of 1% for each full month the surviving spouse is more than ten years younger than the Participant.

c)

The spouse death benefit is payable as a straight life annuity. The first benefit payment is paid on the first of the month after death of the Participant, subject to administrative delay of not more than 60 days. Payment after a delay shall include payments for months before the first payment date, unadjusted for late payment.

2.6	Forms of Benefit Payment; Delayed Payments for Key Employees.

a)

The benefit for a Participant under this Plan will be payable as a straight life annuity calculated as of the date payments begin, with no further adjustment for subsequent inflation and without regard for administrative delay for beginning of payments under 2.3 or for delay of beginning of payments under (c) below.

(i)

Subject to (ii), the Participant may also elect to receive benefits payable in any other form that is approved by the Administrative Committee, is a form of annuity permitted under Section 409A of the Code, and is actuarially equivalent to the normal straight life annuity form.

(ii)

If the Participant is married, the benefit will be in the form of a joint and 50% contingent annuity with his spouse as contingent annuitant that is actuarially equivalent to the normal straight life annuity form. Election of a payment form under (i) above other than a joint and 50% contingent annuity shall require the spouse’s written consent, either notarized or witnessed by a plan representative.

(iii)	Benefits are not payable in a lump sum.

b)

A Participant shall be provided with a written explanation of the normal form of benefits no earlier than 90 days and no later than 30 days before the annuity is to commence. The explanation shall include all of the following:

(i)	The terms and conditions of the normal form of benefits.

(ii)	The Participant’s right to waive the normal form and the effect of such waiver.

(iii)	The spouse’s rights as specified in (a) above.

c)

No payment may be made to a Participant who is a “key employee” as defined in Section 416(i) of the Code, without regard to Section 416(i)(5) of the Code, before the date which is six months after the date of termination of employment. The Administrative Committee may determine that a Participant is a key employee in the event of doubt or to avoid impractical efforts or expense to make an exact determination of key employees. A Participant shall have no claim, rights or remedy if the determination is not correct.

d)

If the Participant terminates employment because of death, the provisions of (c) shall not apply. If the Participant dies within the six months after termination of employment, delayed payments shall be paid as soon as practicable to the Participant’s estate after death. Otherwise, if an annuity installment payment is delayed because of the provisions of (c), the installment shall be paid as soon as practicable after the six months, without adjustment for the delay; later annuity installments shall be made in accordance with the original schedule and shall not be affected.

2.7	Administrative Committee

a)

The Administrative Committee shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following:

(i)	to establish rules from time to time for the performance of its functions and the administration of the Plan, provided that such rules shall not be inconsistent with the Plan, and the Trust.

(ii)	to interpret the provisions of the Plan and to determine any question arising under the Plan, or in connection with the administration or operation thereof.

(iii)	to compute the amount of retirement benefit payable under the Plan to any person.

(iv)	to authorize and direct all disbursements pursuant to the Plan.

(v)

to employ and engage such persons, counsel (who may be counsel for an Employer) and agents and to obtain such administrative, clerical, legal, auditing, consulting, and actuarial services as it may deem necessary or appropriate in carrying out the provisions of the Plan.

b)

The decision of the Administrative Committee and any action taken by it with respect to the Plan shall be conclusive and binding upon any and all Participants and former Participants, and their beneficiaries, heirs, distributees, executors, administrators and assigns, and upon all other persons whomsoever.

2.8

Service with Multiple Employers. A Participant who has Credited Service with more than one Employer shall receive a benefit based on all Credited Service and Earnings with the Employers. The obligation to pay such benefit shall be allocated among the Employers in proportion to the Participant’s Credited Service with each.

2.9

Non-competition Agreement. As an additional requirement before becoming eligible to receive a benefit payment, a Participant shall execute a non-competition agreement with the Participant’s Employer. As a continuing condition for payment of the benefits under the Plan, the Participant shall not use, directly or indirectly, the knowledge, skills, contacts or experience he gained while employed by the Employer (or any affiliated entity) after terminating his employment, in violation of the terms of the non-competition agreement.

a)	The Employer shall determine the terms of the non-competition agreement at the time the Participant terminates employment.

b)	The term of the non-competition agreement shall be five years.

c)

The scope of activities and geographic area covered by the non-competition agreement shall reflect (but not be limited to) the Participant’s current and previous job descriptions with the Employer, as well as duties the Participant performs or performed for other entities under any shared services agreements to which the Employer is or was a party.

d)

The non-competition agreement shall provide that in case the Participant breaches the limitations of the agreement, the Employer shall cease paying benefits otherwise payable to the Participant or any contingent annuitant under the Plan.

e)

The payment schedule shall not be delayed. If the non-competition agreement is not delivered timely, payments scheduled for dates prior to delivery, taking into account 2.6(c), shall be forfeited and not made up directly or indirectly.

2.10

Coordination with LTD Plan. Notwithstanding the foregoing, if Participant terminates his or her employment with an Employer under circumstances which qualify the Participant for benefits under a long-term disability plan maintained by the Employer (the “LTD Benefits”); and benefits paid to the Participant under this Plan would reduce the LTD Benefits he or she would otherwise receive (the “Potential LTD Reduction”); then to the extent and for the duration of the Potential LTD Reduction, such Participant’s benefits calculated under the applicable provisions of this Plan shall be reduced, but not below zero, by an amount equal to the Potential LTD Reduction. Amounts that are reduced under this provision shall not be restored or paid directly or indirectly at a later time.

ARTICLE 3

MISCELLANEOUS

3.1

Amendment and Plan Termination. The Board may, at its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part, with respect to any or all Employers, and benefits under this Plan will cease to accrue in the event of such termination or suspension. If the Plan is terminated, suspended, or amended to reduce benefits, all Participants or Beneficiaries receiving benefits and all other Participants will be entitled to their benefits accrued under the Plan. In such event, the Board of Directors of each Participant’s Employer will, at its sole discretion, elect any one or more, or a combination, of the following alternatives to satisfy the Employer’s obligations to Participants or Beneficiaries receiving benefits.

a)	Purchase and distribute insurance company annuities

b)	Continue to operate the Plan as to Accrued Benefits pursuant to the Plan provisions in effect at the date of Plan termination or amendment.

3.2

Not an Employment Agreement. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of this Plan.

3.3

Assignment of Benefits. A Participant may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge, or encumber any benefits to which he is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Participant.

3.4	Payments to Trust. Contributions under the Plan shall be paid by the Company directly to the trustee of the Trust as soon as practicable.

3.5	Unfunded Plan. Except as provided in the Trust, the following shall apply:

a)	All contributions made as a result of the terms of the Plan shall continue for all purposes to be a part of the general funds of the Company.

b)	To the extent that any person acquires a right to receive payments from the Plan, such right shall be no greater than the right of any unsecured general Creditor of the Company.

3.6	Claims. A claim for benefits or a claim concerning any rights or benefits under the Plan shall be considered under the claims procedures in Appendix II.

3.7	State Law. The provisions of the Plan and all rights created thereunder shall be governed by and construed in accordance with the laws of the State of Oregon, to the extent not pre-empted by ERISA.

IN WITNESS WHEREOF, Schnitzer Steel Industries, Inc. amended and restated this Plan effective January 1, 2009.

SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/ Richard C. Josephson
Richard C. Josephson
Print or type name
Title:	Secretary

Date:	December 29, 2008

Appendix I

to

Supplemental Executive Retirement Bonus Plan

for

Schnitzer Steel Industries, Inc. and Affiliated Employers

Participants

John Carter

Loren Kramer

Tamara Lundgren

Bob Philip

Barry Rosen

Gary Schnitzer

Appendix II

to

Supplemental Executive Retirement Bonus Plan

for

Schnitzer Steel Industries, Inc. and Affiliated Employers

Claims Procedure

1.	Filing a Claim

If you claim a benefit or have a question about the Plan, you should contact the Retirement Committee Chair. Most claims and questions will be resolved informally. If you wish to present a formal claim, put it in writing and give it to the Committee Chair, who will respond as soon as practicable, but not later than 90 days after receipt of your claim unless the Plan gives written notice before the end of the 90-day period that additional time is required. The notice will explain the special circumstances that require additional time and the expected date of the response. The extension will not be more than an additional 90 days.

If your claim involves benefits on disability, the time for response will be not later than 45 days after receipt of your claim, subject to extension by as many as two additional 30-day periods if necessary due to matters beyond the control of the Plan. If an extension is necessary, the Committee Chair will notify you in writing or by electronic notice before each extension of the circumstances requiring extension and the date by which the Committee Chair expects to render a decision. The notice of extension will explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve the issues. If you need to provide additional information, you will be given 45 days.

If an extension is necessary to obtain information from you, the extension period may be further extended by the amount of time you take to provide the specified information.

You may have a representative to assist you or to conduct the claim, and review of any denial, for you. The Committee Chair may require that you notify the Committee Chair in writing about your authorization of a representative.

Determinations about your claim will be based on and in accordance with Plan documents and will be applied consistently with respect to similarly situated Participants and beneficiaries.

2.	Claim Denial

If your claim is denied, the Committee will notify you in writing or by electronic notice. The notice will state the following:

(a)	The specific reasons for the denial.

(b)	Reference to the relevant Plan provisions.

(c)	A description of additional material or information that is needed and an explanation of why the material or information is needed.

(d)	A description of the Plan’s review procedures and your right to bring a civil action under section 502(a) of ERISA if your claim is also denied after review.

If your claim involves benefits upon disability, you will be notified if any internal rule, guideline, protocol or other similar criterion was relied upon in the decision to deny your claim, and that you may have a copy of any such rule, guideline, protocol or other criterion free of charge upon request.

3.	Review of Claim Denial

If you make a claim and it is denied or you do not get an answer within 30 days, you may ask for review by written notice to the Committee Chair. If your claim is denied, you must request review in writing within 60 days. If your claim involves benefits upon disability, the request must be in writing within 180 days. If you fail to request review of a denied claim within the applicable deadline, you will lose your right to bring an action in court. The full Committee will review the matter and may grant you a hearing, but is not required to. The following apply in connection with the review:

(a)	You may submit written comments, documents, records and other information.

(b)	Upon your request, you will be provided, without charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim.

(c)

If your claim involves a determination of disability, upon your request, you will be provided with the identity of medical or vocational experts who advised the Plan, whether or not the advice was relied upon in deciding to deny your claim.

(d)

The review will consider all aspects of your claim and all comments, documents, records and other information that you submit, whether or not you raised the issues or submitted such information when your claim was originally considered.

If your claim involves benefits upon disability, the following also apply:

(a)

The review will not afford deference to the initial consideration of the claim and will be conducted by Committee members who are neither the individual who made the initial determination nor the subordinate of any such individual.

(b)

If the Committee is reviewing a matter that is based on a medical judgment, the Committee will consult with a health care professional who has appropriate training and experience in the field involved in the medical judgment. That health care professional will be a person who was not consulted in connection with the claim denial and is not a subordinate of the person who was consulted.

(c)

The medical or vocational experts who provide advice in connection with the denial of the claim shall be identified, whether or not the advice was relied upon in making a determination relating to the claim.

4.	Decision upon Review

The decision on review will be made within 60 days after receipt of your request for review in most cases. If there is a hearing or other special reason for delay, you will be so notified in writing or by electronic notice within the initial 60-day period and the time limit will be 120 days. If your claim involves benefits upon disability, the decision will be made within 45 days, subject to extension of an additional 45 days pursuant to notice in writing or by electronic notice within the initial 45-day period. The notice of any extension will explain the special circumstances that require additional time and the expected date of the decision upon review. If an extension is necessary to obtain information from you, the extension period may be further extended by the amount of time you take to provide the information.

The Committee’s decision will be provided in writing or by electronic notice and will be final and bind all parties. An adverse determination will state the following:

(a)	The specific reasons for the determination.

(b)	Reference to relevant Plan provisions.

(c)	A reminder that you are entitled to access to and copies of all documents, records and information relevant to your claim upon request and without charge.

(d)	A reminder that you may bring a civil action under section 502(a) of ERISA.

If your claim involves benefits upon disability, the following also apply:

(a)

If the determination is based on a medical, scientific or technical judgment, the determination will include either an explanation of the judgment that applies Plan terms to your medical circumstances or a statement that an explanation will be provided free of charge upon request.

(b)

If an internal rule, guideline, protocol or other similar criterion was relied on in denying the claim, a copy of the rule, guideline, protocol or other similar criterion will be provided upon request.

(c)	Notice of an adverse determination will include the following statement:

You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.